Exhibit 10.35

DENDRITE®
1200 MT. KEMBLE AVENUE MORRISTOWN, NJ 07960-6797 USA

Mr. Mark Theilken
[          ]
[          ]

Dear Mark:

We would like to confirm the terms and conditions of your employment with Dendrite International, Inc. (“Dendrite”).

DENDRITE SPECIFIC TERMS & CONDITIONS
OF EMPLOYMENT

1.                                      TERM. You will be employed as a Senior Vice President of Dendrite. Your employment will be at-will and may be terminated at any time for any reason with or without Cause by Dendrite.

2.                                      DUTIES. You shall initially report to the President and Chief Operating Officer or his/her designee. You shall perform those duties as may from time to time be assigned to you and shall carry out any assignments related to Dendrite or its affiliates as directed. You agree to devote your full-time attention, energy, knowledge, skill and best efforts solely and exclusively to the duties assigned to you. You agree to comply with all policies and directives of Dendrite.

3.                                      COMPENSATION.

(i)                                     Base Salary. Dendrite shall pay you for your services a base salary at a rate of $275,000 per annum to be paid on a semi- monthly basis in accordance with Dendrite’s regular payroll practices. Your base salary will be reviewed and determined on an annual basis by the Board.

(ii)                                  Bonus. You will be eligible to receive an annual discretionary bonus (the “Bonus”) with a target of $275,000, payable in the next payroll period occurring at least two weeks after Dendrite publicly discloses its financial results at the end of the fiscal year; provided, however, that the payment of the Bonus is subject to: (a) Dendrite’s achievement of financial goals as set forth in Dendrite’s Board of Director’s (the “Board”) approved annual business plan, (b) such other objectives as may be determined by Dendrite from time to time, (c) you remaining in the employ of, and not giving notice of termination to, Dendrite as of the end of any such fiscal year and (d) the terms and conditions of Dendrite’s bonus plan program or practice in effect from time to time, as may be amended. Your discretionary bonus will be reviewed and determined on an annual basis by the Board. For 2004, you will be eligible for a pro-rata portion of any such bonus.

DENDRITE® INTERNATIONAL INC.
TEL 973.425.1200 FAX 973.425.1919 www.dendrite.com

(iii)                               Stock Options. Pursuant to the terms of Dendrite’s 1997 Stock Plan, as amended (the “Stock Plan”), upon the execution of this Agreement, you shall be eligible to receive non-qualified options to purchase 200,000 shares of the common stock of Dendrite. The price for such options shall be determined by the Option Committee and Compensation Committee of the Board. Your entitlement to such options shall be subject to (i) a four-year sales restriction, (ii) approval by the Board, (iii) your execution of a definitive option agreement in form and substance satisfactory to Dendrite and (iv) in all instances subject to the terms and conditions of the Stock Plan.

(iv)                              Relocation. Dendrite will provide you with relocation benefits in accordance with the terms and conditions of the Dendrite International Domestic Relocation Policy “the “Relocation Policy”). You will be provided with a one-time lump sum miscellaneous allowance of $30,000 (minus applicable taxes) to cover ancillary expenses associated with this relocation. This lump sum is in lieu of the one-time miscellaneous allowance equal to one month’s salary set forth in the Relocation Policy.  In the event that prior to your first anniversary of your employment (i) you voluntarily terminate your employment with Dendrite for any reason whatsoever, or (ii) your employment is terminated by Dendrite for Cause, you agree to pay to Dendrite within 90 days of the termination of your employment all amounts paid to you or on your behalf associated with your relocation. You authorize Dendrite to immediately offset against and reduce an amounts otherwise due you for any amounts in respect of your obligation to repay such amounts.

4.                                      TERMINATION: SEVERANCE

(a)                                  Upon your termination of employment by Dendrite for any reason other than termination by Dendrite for Cause, Disability or upon your death, you shall solely be entitled to (subject to any applicable off-sets) applicable payments and benefits in Section 4(b), your base salary through the date of your termination, and payment for any unused but accrued vacation days through the date of termination.

(b)                                 If your employment hereunder is terminated by Dendrite for any reason other than death, Cause, or Disability, you shall be entitled to receive severance payments in an aggregate amount equal to the sum of twelve (12) months base salary (calculated at the rate of base salary then being paid to you as of the date of termination). The severance payments to be paid to you under this Section 4(b) shall be referred to herein as the “Severance Payment”. Your Severance Payment shall be paid by Dendrite in cash in twelve (12) consecutive equal monthly payments commencing not later than thirty (30) days after the effective date of the termination of your employment. No interest shall accrue or be payable on or with respect to any Severance Payment. In the event of a termination of your employment described in this Section 4(b), you shall be provided continued “COBRA” coverage pursuant to Sections 601 et seq. of ERISA under Dendrite’s group medical and dental plans. During the period which you receive the Severance Payment, your cost of COBRA coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health and dental plans. Notwithstanding the foregoing, in the event you become re-employed with another employer and become eligible to receive health coverage from such employer, the payment of COBRA coverage by Dendrite as described herein shall cease.

(c)                                  The following severance payment only applies in the event of a Change in Control. If your employment hereunder is terminated within the (1) year following a Change in Control by you for Good Reason, you shall be entitled to receive the severance payments and payment of

COBRA coverage on the same terms and conditions as set forth in Section 4(b) above. For purposes of clarification, under no circumstances are you entitled to receive payments under both Sections 4(b) and 4(c).

(d)                                 The making of any Severance Payments under Sections 4(b) or 4(c) hereunder is conditioned upon the signing of a general release in form and substance satisfactory to Dendrite under which you release Dendrite and its affiliates together with their respective officers, directors, shareholders, employees, agents and successors and assigns from any and all claims you may have against them. In the event you breach Sections 6, 7, 8, 9, 10, 11, or 12 of this Agreement, in addition to any other remedies at law or in equity, Dendrite may cease making any Severance Payment or any payments for COBRA coverage otherwise due under Sections 4(b) or 4(c). Nothing herein shall affect any of your obligations or Dendrite’s rights under this Agreement.

(e)                                  In the event you terminate your employment with Dendrite or Dendrite terminates your employment with Dendrite for “Cause” or your employment ends as a result of your death or becoming “Disabled,” it is understood and agreed that Dendrites only obligation is to pay you any unused but accrued vacation days and your base salary through the date of your termination.

5.                                      BENEFITS. Dendrite shall provide your:

(i)                                     Vacation. Twenty (20) days vacation per annum in accordance with Dendrite policy in effect from time to time. For calendar year 2004, you will be eligible for fifteen (15) days in accordance with Dendrite policy in effect from time to time.

(ii)                                  Business Expenses. Reimbursement for all reasonable travel, entertainment and other reasonable and necessary out-of-pocket expenses incurred by you in connection with the performance of his duties. Reimbursement will be made upon the submission by you of appropriate documentation and verification of the expenses.

(iii)                               Other. Dendrite will provide you other benefits to the same extent as may be provided to other employees generally in accordance with Dendrite policy in effect from time to time and subject to the terms and conditions of such benefit plans.

DENDRITE GENERAL TERMS & CONDITIONS
OF EMPLOYMENT

6.                                      INFORMATION AND BUSINESS OPPORTUNITY. During your employment with Dendrite, you may acquire knowledge of (i) information that is relevant to the business of Dendrite or its affiliates or (ii) knowledge of business opportunities pertaining to the business in which Dendrite or its affiliates are engaged. You shall promptly disclose to Dendrite that information or business opportunity but shall not disclose it to anyone else without Dendrite’s written consent.

7.                                      DENDRITE AND CLIENT CONFIDENTIAL INFORMATION. You will, as a result of your employment with Dendrite, acquire information which is proprietary and confidential to Dendrite. This information includes, but is not limited to, Dendrite’s proprietary software, technical and commercial information, instruction and product information, the design, “look and feel” and capabilities of Dendrite’s product, Dendrite’s proprietary training program methodology regarding the utilization of electronic territory management software and associated customer support services, Dendrite’s methodology for promoting its products and services to its clients, Dendrite’s proprietary Graphic User Interface, the navigational paths though which Dendrite’s clients input and access information stored in the proprietary software, the particularized needs and demands of Dendrite’s clients and the customizations Dendrite makes to its proprietary software to meet those clients’ needs, financial arrangements, salary and compensation information, competitive status, pricing policies, knowledge of suppliers, technical capabilities, discoveries, algorithms, concepts, software in any stage of development, designs, drawings, specifications, techniques, models, data, technical manuals, training guides and manuals, research and development materials, processes, procedures, know-how and other business affairs relating to Dendrite.   Confidential information also includes any and all technical information involving Dendrite’s work. In addition, Dendrite may, from time to time, be furnished information and data which is proprietary and confidential to its clients, customers or suppliers. You agree to keep all confidential information of Dendrite and it clients confidential and agree not reveal it at any time without the express written consent of Dendrite. This obligation is to continue in force after employment terminates for whatever reason.

8.                                      RETURN OF PROPERTY. Upon termination of employment for any reason or upon the request of Dendrite, you shall return to Dendrite all property which you received or prepared or helped prepare in connection with his employment including, but not limited to, all copies of any confidential information or materials, disks, notes, notebooks, blueprints, customer lists and any and all other papers or material in any tangible media or computer readable form belonging to Dendrite or to any of its customers, clients or suppliers, and you will not retain any copies, duplicates, reproductions or excerpts thereof.

9.                                      INVENTIONS. All work performed by you and all materials, products, deliverables, inventions, software, ideas, disclosures and improvements, and copyrighted material made or conceived by you, solely or jointly, in whole or in part, during your employment with Dendrite shall be the property of Dendrite and shall be deemed to be a work made for hire. To the extent that title to any of the foregoing shall not, by operation of law, vest in Dendrite, all right, title and interest therein are hereby irrevocably assigned to Dendrite. You agree to give Dendrite or any person or entity designated by Dendrite reasonable assistance required to perfect its rights therein.

10.                               RESTRICTION ON FUTURE EMPLOYMENT. You acknowledge: (i) the highly competitive nature of the business and the industry in which Dendrite competes; (ii) as a Senior Vice President, you will acquire and have access to confidential information as described in Section 7, particularly highly sensitive financial, sales, and marketing information, (iii) that, as a key employee of Dendrite, you will participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, you will obtain knowledge of the “know-how” and business practices of Dendrite, in which matters Dendrite has a substantial proprietary interest; and (iv) that your employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and your position with Dendrite places you in a position of confidence and trust with the clients and employees of Dendrite. In the course of your employment with Dendrite, you will develop a personal relationship with the clients of Dendrite and a knowledge of those client’s affairs and requirements, and that the relationship of Dendrite with its established clientele will continue be placed in your hand in confidence and trust. You consequently agree that it is reasonable and necessary for the protection of the confidential information, goodwill and business of Dendrite that you make the covenants contained herein and that Dendrite would not have entered into this Agreement unless the covenants set forth in this Section 10 were contained in this Agreement. Accordingly, you agree that during the period that you are employed by Dendrite and for a period of two (2) years thereafter, you shall not, as an individual, employee, consultant, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of Dendrite, directly or indirectly, and regardless of the reason for you ceasing to be employed by Dendrite:

(i)                                     perform services that compete with the business or businesses conducted by Dendrite or any of its affiliates or render services to any person or entity which competes with the business or businesses conducted by Dendrite or any of its affiliates (or which business Dendrite can at the time of you termination of employment establish it will likely conduct within one (1) year following the date of your termination);

(ii)                                  attempt in any manner to solicit or accept from any client business of the type performed by Dendrite or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with Dendrite, whether or not the relationship between Dendrite and such client was originally established in whole or in part through your efforts;

(iii)                               employ, attempt to employ or assist anyone else in employing any employee or contractor of Dendrite or induce or attempt to induce any employee or contractor of Dendrite to terminate their employment or engagement with Dendrite; or

(iv)                              render to or for any client any services of the type rendered by Dendrite.

As used in this Section 10, the term “client” shall mean (1) anyone who is a client of Dendrite on the date of your termination or, if your employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (2) anyone who was a client of Dendrite at any time during the one (1) year period immediately preceding the Determination Date; (3) any prospective client to whom Dendrite had made a new business presentation (or similar offering of services) at any time during the one (1) year period immediately preceding the Determination Date; and (4) any prospective client to whom Dendrite made a new business presentation (or similar offering of services) at any time within six (6) months after the date of your termination (but only if the initial discussions between Dendrite and such prospective client relating to the rendering of services occurred prior to the date of your termination, and only if you actively participated in or supervised such discussions). For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion”. In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “client” as used herein shall also include each entity division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by Dendrite.

For a two (2) year period after the termination of your employment for any reason whatsoever, you agree to promptly notify Dendrite in writing the identity of all subsequent employers. You agree to provide such information as Dendrite may from time to time request to determine your compliance with the terms of this Agreement.

11.                               NON-DISPARAGEMENT. You agree that you will not at any time make any statement, observation or opinion, or communicate any information (whether oral or written) that is likely to come to the attention of any client or employee of Dendrite or any member of the media, which statement is derogatory of or casts in a negative light Dendrite or its officers, directors and employees or otherwise engage in any activity which is inimical to the interests of Dendrite.

12.                               OUTSIDE CONTRACTING. You shall not enter into any agreements to provide programming or other services to any company, person or organization outside of your employment by Dendrite without the prior written express consent from Dendrite.

13.                               REMEDIES. The parties agree that in the event you breach or threaten to breach this Agreement, money damages may be an inadequate remedy for Dendrite and that Dendrite will not have an adequate remedy at law. It is understood, therefore, that in the event of a breach of this Agreement by you, Dendrite shall have the right to obtain from a court of competent jurisdiction restraints or injunctions prohibiting you from breaching or threatening to breach this Agreement. In that event, the parties agree that Dendrite will not be required to post bond or other security. It is also agreed that any restraints or injunctions issued against you shall be in addition to any other remedies which Dendrite may have available to it.

14.                               ARBITRATION.

(a)                                  If any dispute arises between you and Dendrite that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, that Dendrite may enforce your obligation to provide services under this Agreement and your obligations under Sections 6 through 12 hereof by an action for injunctive relief and damages in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided. This Section 14 shall apply to any and all claims arising out of your employment and its termination as well as on class, under state and federal statutes, local ordinances, and the common law including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the New Jersey Law Against Discrimination.

(b)                                  You have read and understand this Section 14 which discusses arbitration. You understand that by signing this Agreement, you agree to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or your employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of your right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship. You further understand that other options such as federal and state administrative remedies and judicial remedies exist and know that by signing this Agreement those remedies are forever precluded and that regardless of the nature of your complaint, you know that it can only be resolved by arbitration.

15.                               SEVERABILITY. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provision will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

16.                                JURISDICTION. The State of New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to Sections 6 through 12 hereof except that Dendrite may institute any such suit against you in any jurisdiction in which you may be at the time. In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivering it to the last known address.

17.                               DEFINITIONS

(a)                                  “Cause” as used in this Agreement shall mean (i) any gross misconduct on the part of you with respect to your duties under this Agreement, (ii) the engaging by you in an indictable offense which relates to your duties under this Agreement or which is likely to have a material adverse effect on the business of Dendrite, (iii) the commission by you of any willful or intentional act which injures in any material respect or could reasonably be expected to injure in any material respect the reputation, business or business relationships of Dendrite, including without limitation, a breach of Sections 6, 7, 8, 9, 10, 11, or 12 hereof, or (iv) the engaging by you through gross negligence in conduct which injures materially or could reasonably be expected to injure materially the business or reputation of Dendrite.

(b)                                 “Disability” as used in this Agreement shall have the same meaning as that term, or such substantially equivalent term, has in any group disability policy carried by Dendrite. If no such policy exists, the term “Disability” shall mean the occurrence of any physical or mental condition which materially interferes with the performance of your customary duties in your capacity as an employee where such disability has been in effect for a period of six (6) months (excluding permitted vacation time), which need not be consecutive, during any single twelve (12) month period.

(c)                                  “Good Reason” as used in this Agreement shall mean, without your express written consent, the occurrence of any of the following events concurrently with or within one (1) year following a “Change in Control” (as defined below) which is not corrected within ten (10) days following written notice of such event given by you to Dendrite:

(i)                                     the assignment to you of any duties or responsibilities materially and adversely inconsistent with your position (including any material diminution of such duties or responsibilities) or (B) a material and adverse change in your reporting responsibilities, titles or offices with Dendrite;

(ii)                                  any material breach by Dendrite this Agreement with respect to the making of any compensation payments;

(iii)                               any requirement of Dendrite that you be based anywhere other than in a thirty-five (35) mile radius of the Dendrite office you are based in on the date of the consummation of the Change in Control.

(iv)                              the failure of Dendrite to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan (such plans being referred to herein as “Welfare Plans”) in which you are participating as of the date of this Agreement (or as such benefits and compensation may be increased from time to time), or the taking of any action by Dendrite which would materially and adversely affect your participation in or materially reduce your benefits under such Welfare Plans (other than an across-the-board reduction of such benefits affecting senior executives of Dendrite) unless (i) you are permitted to participate in other plans providing you with substantially comparable benefits (at substantially comparable cost with respect to the Welfare Plans), (ii) any such Welfare Plan does not provide material benefits to you (determined in relation to your compensation and benefits package), (iii) such failure or action is taken at the direction of you or with your consent, or (iv) such failure or action is required by law; or

(v)                                 the failure of Dendrite to obtain an agreement from a successor employer to assume Dendrite’s obligations under this Agreement in the event of a Change in Control.

You must notify Dendrite of any event constituting Good Reason within ninety (90) days following your knowledge of its existence or such event shall not constitute Good Reason.

(d)                                 “Change in Control” as used in this Agreement shall mean the occurrence of any one of the following events:

(i)                                     any “person” (as such term is defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in rule 13d-3 under the Exchange Act) directly or indirectly, of securities of Dendrite representing 33 1/3% or more of the combined voting power of Dendrite’s then outstanding securities eligible to vote for the election of the Board (the “Dendrite Voting Securities”); provided, however, that the event described in this subsection (i) shall not be deemed to be a Change in Control by virtue  of any of the following acquisitions: (A) by Dendrite or any subsidiary, (B) by any employee benefit plan sponsored or maintained by Dendrite or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Control Transaction (as defined in subsection (iii)), or (E) a transaction (other than one described in subsection (iii) below) in which Dendrite Voting Securities are acquired from Dendrite, if a majority of the Incumbent Board (as defined below) approves a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this subsection (i);

(ii)                                  individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Dendrite in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of Dendrite as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii)                               the shareholders of Dendrite approve a merger, consolidation, share exchange or similar form of corporate reorganization of Dendrite or any such type of transaction involving Dendrite or any of its subsidiaries (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of the publicly traded corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of Dendrite Voting Securities or all or substantially all of the assets of Dendrite and its subsidiaries) eligible to elect directors of such corporation would be represented by shares that were Dendrite Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power would be in substantially the same proportion as the voting power of such Dendrite Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by Dendrite (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination directly or indirectly, 33-1/3% or more of Dendrite Voting Securities (a “Dendrite 33-1/3% Stockholder”)) would become the beneficial owner, directly or indirectly, of 33-1/3% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Dendrite 33-1/3% Stockholder would increase its percentage of such total voting power, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination would be members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or

(iv)                              the shareholders of Dendrite approve a plan of complete liquidation or dissolution of Dendrite or the sale or disposition of all or substantially all of the Dendrite’s assets.

Notwithstanding the foregoing, a Change in Control of Dendrite shall not he deemed to occur solely because any person acquires beneficial ownership of more than 33-1/3% of Dendrite Voting Securities as a result of the acquisition of Dendrite Voting Securities by Dendrite which, by reducing the number of Dendrite Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control of Dendrite would occur as a result of such an acquisition by Dendrite (if not for the operation of this sentence), and after Dendrite’s acquisition such person becomes the beneficial owner of additional Dendrite Voting Securities that increases the percentage of outstanding Dendrite Voting Securities beneficially owned by such person, then a Change in Control of Dendrite shall occur.

18.                               NOTICES

In the event any notice is required to be given under the terms of this Agreement, it shall he delivered in writing as follows:

If to you:	Mr. Mark Theilken
[ ]
[ ]

If to Dendrite:	Dendrite International, Inc.
1200 Mt. Kemble Avenue
Morristown, New Jersey 07960
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

19.                               MISCELLANEOUS

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

(b)                                 Your rights or obligations under the terms of this Agreement or of any other agreement with Dendrite may not he assigned. Any attempted assignment will be void as to Dendrite. Dendrite may, however, assign its rights to any affiliated or successor entity.

(c)                                  This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof. No representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party. This Agreement may not be modified or waived except by a writing signed by both parties. No waiver by either party of any breach by the other shall he considered a waiver of any subsequent breach of the Agreement.

(d)                                 This Agreement shall be binding upon and inure to the benefit of your heirs and personal representatives and to the successors and assigns of Dendrite.

Sincerely,

DENDRITE INTERNATIONAL, INC.
Accepted and Agreed to:

		By:	/s/ Philip Portantino
/s/ Mark Theilken
Mark Theilken

Date:	4/2/04